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                                                                      EXHIBIT 11

                       TEGAL CORPORATION AND SUBSIDIARIES

                        STATEMENT REGARDING COMPUTATION
                         OF NET INCOME (LOSS) PER SHARE
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED
                                                                       JUNE 30,
                                                                 ---------------------
                                                                  1997          1996
                                                                 -------       -------
        Net income (loss)......................................  $(1,218)      $ 1,745
                                                                 =======       =======
        Weighted average shares outstanding during the
          period...............................................   10,281        10,068
        Common stock equivalents...............................       --           609
                                                                 -------       -------
        Shares used in per share computation...................   10,281        10,677
                                                                 =======       =======
          Net income per share.................................  $ (0.12)      $  0.16
                                                                 =======       =======

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